The Immune Response
Corporation

THE IMMUNE RESPONSE CORPORATION ANNOUNCES THAT PREVIOUSLY APPROVED ONE-FOR-100 REVERSE STOCK
SPLIT WILL TAKE EFFECT ON DECEMBER 20, 2006

CARLSBAD, CA – December 8, 2006 – The Immune Response Corporation (OTCBB: IMNR), an immuno-pharmaceutical company focused on developing products to treat autoimmune diseases and HIV/AIDS, announced today that it will make a one-for-100 reverse stock split of its common stock. On a pre-split basis, Immune Response Corporation has approximately 900 million basic shares of common stock outstanding as of the end of trading on December 4, 2006. As a result of the reverse stock split, every 100 shares of common stock will be combined into one share of common stock and the total number of basic shares outstanding will be reduced to approximately 9 million.

The reverse stock split will take effect upon the open of markets on December 20, 2006. Immune Response’s common stock will trade under the symbol “IMNRD” for 20 days to designate that it is trading on a post reverse split basis. The stock will resume trading under the symbol ‘IMNR’ on or about January 19, 2007.

“We believe that the reverse stock split will position Immune Response’s stock in a price range that is more attractive to a broad range of institutional investors as well as members of the sell-side community,” said Dr. Joseph O’Neill, President and CEO. “Further, this capital restructuring may enable us to seek a listing for our common shares on one of the major stock exchanges or marketplaces which will enhance our visibility in the marketplace. Our decision to undertake the reverse stock split was done in anticipation of progress in our clinical programs.  In particular, IRC expects to inject the first patient with NeuroVax™ in the next month and is looking forward to seeing interim 36-week data early next year in its HIV/AIDS program. I firmly believe that Immune Response has the strategy, science, people and ultimately the capital structure in place to deliver long-term shareholder value.”

Instead of the Company issuing any fractional shares as a result of the reverse split, stockholders will receive cash payments for such fractions.

Immune Response shareholders approved this action at a special meeting on April 11, 2006.

About The Immune Response Corporation
The Immune Response Corporation (OTCBB: IMNR) is an immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. The Company’s lead immune-based therapeutic product candidates are NeuroVax™ for the treatment of MS and IR103 for the treatment of HIV infection. Both of these therapies are in Phase II clinical development and are designed to stimulate disease pathogen-specific immune responses aimed at slowing or halting the rate of disease progression.

NeuroVax™, which is based on the Company’s patented T-cell receptor (TCR) peptide vaccine technology, has shown potential clinical value in the treatment of relapsing forms of MS. NeuroVax™ has been shown to stimulate strong, disease-specific cell-mediated immunity in nearly all patients treated and appears to work by enhancing levels of FOXP3+ Treg cells that are able to down regulate the activity of pathogenic T-cells that cause MS. Increasing scientific findings have associated diminished levels of FOXP3+ Treg cell responses with the pathogenesis and progression of MS and other autoimmune diseases such as rheumatoid arthritis (RA), psoriasis and Crohn’s disease. In addition to MS, the Company has open Investigational New Drug Applications (IND) with the FDA for clinical evaluation of TCR peptide-based immune-based therapies for RA and psoriasis.

IR103 is based on the Company’s patented, whole-inactivated virus technology, co-invented by Dr. Jonas Salk and indicated to be safe and immunogenic in extensive clinical studies of REMUNE®, the Company’s first generation HIV product candidate. IR103 is a more potent formulation that combines its whole-inactivated antigen with a synthetic Toll-like receptor (TLR-9) agonist with the intent to create enhanced HIV-specific immune responses. The Company is currently testing IR103 in two Phase II clinical studies as a first-line treatment for drug-naïve HIV-infected individuals not yet eligible for antiretroviral therapy according to current medical guidelines.

NeuroVax™ and IR103 are in clinical development by The Immune Response Corporation and are not approved by any regulatory agencies in any country at this time. Please visit The Immune Response Corporation at www.imnr.com.

This news release contains forward-looking statements. Forward-looking statements are often signaled by forms of words such as should, could, will, might, plan, projection, forecast, expect, guidance, potential and developing. Actual results could vary materially from those expected due to a variety of risk factors, including whether the Company will continue as a going concern and successfully raise proceeds from financing activities sufficient to fund operations and additional clinical trials of NeuroVax™ or IR103, the uncertainty of successful completion of any such clinical trials, the fact that the Company has not succeeded in commercializing any drug, the risk that NeuroVax™ or IR103 might not prove to be effective as either a therapeutic or preventive vaccine, whether future trials will be conducted and whether the results of such trials will coincide with the results of NeuroVax™ or IR103 in preclinical trials and/or earlier clinical trials. A more extensive set of risks is set forth in The Immune Response Corporation’s SEC filings including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2005, and its subsequent Quarterly Reports filed on Form 10-Q. The Company undertakes no obligation to update the results of these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

REMUNE® is a registered trademark of The Immune Response Corporation. NeuroVax™ is a trademark of The Immune Response Corporation.

INVESTOR CONTACTS:	COMPANY CONTACT:

Gene Marbach Makovsky & Company (212) 508-9645	Michael K. Green, COO and CFO The Immune Response Corporation (760) 431-7080

gmarbach@makovsky.com	info@imnr.com

Robert Giordano ROI Associates (212) 495-0201 rgiordano@roiny.com

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